JANUARY 2022

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Deregistration process moving forward

Informational meetings and vote scheduled

Golden Grain Energy members should have recently received letters detailing the company's proposal for deregistration, which has received approval from the SEC to move forward. Proxy ballots will be mailed in the near future.

Two informational meetings to educate members on the proposal have been scheduled:

- 7 p.m., Monday, Jan. 31, at Music Man Square, 308 S. Pennsylvania Ave., Mason City.
- 9:30 a.m. Monday, Feb.14, at The Pub at the Pinicon, 2205 S. Linn Ave., New Hampton.

The Jan. 31 meeting will also be accessible electronically and will be recorded and made available on the company website. At the in-person meetings, members will have the opportunity to cast proxy ballots for the deregistration proposal in advance of the special members meeting in order to facilitate a quorum.

The special members meeting to officially vote on the proposal will be at 1 p.m. Monday, Feb. 28, at Music Man Square in Mason City, with a noon luncheon preceding the meeting. Official notice and information regarding RSVPs will be coming at a later date.

Unit transfer window

In anticipation of the deregistration and reclassification of units, the company has established a window from Jan. 7 to Feb. 23 for unit transfers to allow members to consolidate shares or make changes to ownership structure if desired prior to the potential deregistration.

We recommend that members consult with their legal and tax advisors regarding the most advantageous actions.

Beginning Feb. 23, all unit trading will be suspended until the deregistration process is complete.

Benefits of deregistration

The board and management have identified four key benefits that deregistration will bring to the company and its members.

1. Cost savings associated with the elimination of SEC reporting

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GGE's accomplishments deserve respect

In an industry that has matured into a steady progression of improvements, and which often operates in the background, it can be hard to get the respect we deserve, as the media and officials turn focus to "new, shiny" ideas like electric vehicles in the drive toward zero-emissions transportation. But Golden Grain Energy's accomplishments in 2021 and plans moving into 2022 deserve acknowledgement.

The company has brought on-line the world's largest freestanding metal grain bin. It has upgraded its receiving system to streamline the process for farmers, co-ops and others delivering corn to the facility. It consistently invests in the community and in process improvements.

The leadership and staff firmly live out the concept that "if you're standing still, you're falling behind." Golden Grain is definitely not falling behind.

As we move into 2022, we have additional improvement projects firing up that can't be seen from the road, but which will improve efficiency in areas such as distillation by reducing energy useage through electricity, natural gas and steam. These projects, like the storage bin and receiving system, have a short payback period, enabling the company to maintain a

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Page 2 Golden Grain Energy January 2022

2021 revenues fuel distribution

Golden Grain Energy's board of directors voted Dec. 21, 2021, to declare a $1.75 per unit distribution to members, to be paid the week of Jan. 31, 2022, to members of record as of Dec. 20, 2021. The last board-approved distribution was for $0.20 per unit paid in January 2021.

Overall, the 2021 fiscal year (Nov. 1, 2020-Oct. 31, 2021) marked a dramatic rebound from the challenges of 2020, with total revenues of $303.4 million and a net income of $24.5 million, compared to just $194.3 million and $5.9 million the year before. This was even with slightly fewer gallons of ethanol sold.

The difference lies primarily in a 37.4% increase in the average price received per gallon of ethanol along with a significant increase in "other income," which includes earnings from investments in other ethanol and related companies.

The company's balance sheet also ended 2021 in a much stronger position with an increase in current assets due to increased accounts receivable triggered by the higher ethanol prices, along with unrealized gains on derivative instruments.

More detailed discussion is available in the complete 10-K annual report which can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Brooke Peters, CFO

BALANCE SHEET	October 31, 2021	October 31, 2020
Current Assets	$60,220,366	$42,422,107
Total Assets	$164,396,537	$139,088,941
Current Liabilities	$15,998,323	$11,194,110
Long-term Liabilities	$3,562,335	$3,582,326
Members Equity	$144,835,879	$124,312,505
Book Value per Unit	$7.29	$6.26

INCOME STATEMENT	Year Ended 10/31/21	Year Ended 10/31/20	Year Ended 10/31/19
Revenue	$303,435,418	$194,329,476	$203,793,847
Gross Profit (Loss)	$16,208,998	$5,546,497	$(176,016)
Equity in Net Income (Loss) from Investments	$11,149,386	$3,042,793	$1,716,200
Net Income (Loss)	$24,497,974	$5,878,663	$(1,712,402)
Net Income (Loss) Per Unit	$1.23	$0.30	$(0.09)
Distribution Paid	$0.20	$0.10	$0.25

Estimated taxes & K-1 forms

K-1 forms to be used in filing taxes should be available in late February. Members who have not already signed up to retrieve their form online through the secure portal should reach out to the office at info@ggecorn.com or 641-423-8252 to get the form to complete that task.

As of mid-December, estimated 2021 taxable income is $3.05/unit.

Thank you from the GGE PAC Committee for supporting ethanol education and policy advocacy.

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Deregistration process

requirements of an estimated $167,000 in annual savings in third-party accounting and legal expenses.

2. Reduced time and resources dedicated by management and the board to compliance reporting.
3. Protection of sensitive business information from competitors which is currently disclosed in SEC reporting.
4. Reduced focus on short-term decision-making dictated by specific reporting periods, allowing for stronger decisions based on long-term results.

Annual meeting delayed

In light of the deregistration process and special member meeting for that vote, the regular annual membership meeting is being delayed to a date TBD in March. That meeting will be held in-person only at the Columbia Club in Mason City.

More information, including proxy ballots and RSVP requests will be coming at a later date.

Page 3 Golden Grain Energy January 2022 As this newsletter went to press, I was watching for the numbers that would be announced in the Jan. 12 USDA quarterly report of stocks and supply/demand to gauge what the first and second quarter markets might bring. The flexibility we now having in timing our corn purchases is a won- derful tool as we enter the new year. It was exciting during the harvest season to blow away any previous receiving records and operate with no lines thanks to increased capacity and extended hours. We appreciate the business from all of our corn providers in the last year and look forward to another successful year in 2022. —Scott Gudbaur, commodity manager Commodity commentary It would have been difficult at the beginning of 2021 to predict all that occurred, or how our industry and company would respond, but we came through a wild year to finish with a very successful fourth quarter and poised for whatever 2022 may bring. Along with the depressed markets and economic up- heaval coming out of 2020 and the Covid-19 pandemic, 2021 threw the energy markets for a loop in February when frigid temperatures crashed much of Texas’s elec- trical grid and natural gas production. Golden Grain was situated to benefit from that unusual situation with contracted natural gas that allowed us to actually partially shut down the plant and sell gas back into the market at a significant margin. I give credit to our operating crew for safely and efficiently handling the shut down and restarting that allowed us the flexibility to make that decision. Instead of breaking even on ethanol at that point, we were able to profit from the dramatic, short-term shift in the natural gas markets. Flexibility is also key to the position Golden Grain is now in for the future. Completion of the 2.2 million bushel bin during the summer set the company up for the rebound in demand that has propelled markets since early summer. With the new bin and receiving system, we were per- fectly positioned to take in a record volume of corn during the harvest season, extending receiving to 12-hour days during the week and adding Saturday receiving hours for the first time in the company’s history. The value of the amount of storage available became clearly evident over the recent holidays. With the way Christmas and New Year’s Day fell, we only received grain 8 days in a two-week period. Previously, that would have completely depleted our on-site corn inventory when running at full capacity, but the new storage capacity al- lowed us to run without missing a beat, or resorting to emergency purchases of corn at the going rate. This storage also provides our commodity manager with flexibility in purchasing to get as much value as pos- sible from corn purchases and serve as a buffer against gyrations of the corn market. All of this positions us well moving into 2022 and beyond. —Chad Kuhlers, CEO 2021: Ending a wild year on a high note strong balance sheet that makes it possible to continually move forward with research and implementation of even more improvement projects. All of this improvement has been achieved as our staff has navigated the challenges of the Covid-19 pandemic, including difficulty acquiring materials and implementing new procedures to keep all employees safe and healthy. We also continue to be committed to participation in industry organiza- tions: the Renewable Fuels Association, American Coalition for Ethanol, Iowa Renewable Fuels Association and Growth Energy. It takes effort and time to be involved with those and to stay in touch with local, state and national legislative leaders. But that commitment is just as important as any other actions we take, for the reason I stated at the beginning. As said by comedian Rodney Dangerfield: We don’t get no respect. While the nation is enthralled with the idea of electric vehicles, the potential ethanol has to contribute to the drive toward zero-emissions is consistently overlooked. We need to be committed to telling our ethanol story. Ethanol can reduce greenhouse gas emissions by up to 46 percent. Ethanol enhances carbon sequestration through corn production and through partnerships like Summit. Ethanol provides homegrown fuels that can meet the needs of transportation while powering local economies. Golden Grain Energy and the ethanol industry deserve that respect. —Dave Sovereign, board chairman Continued from Page 1 Constant improvement culture

Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Stan Laures, Secretary Jim Boeding Jerry Calease Dave Reinhart Leslie Hansen Duane Lynch Dustin Petersen Roger Shaffer Management Team Chad Kuhlers, CEO Brooke Peters, CFO Scott Gudbaur, Commodity Manager Matt Dutka, Plant Manager This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “ex- pect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. Golden Grain Energy, LLC Golden Grain Energy 1822 27th St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.ggecorn.com info@ggecorn.com Until next time ... Iowa Renewable Fuels Association Summit Registration is open for the Jan. 25 Iowa Renewable Fuels Summit to take place at the Community Choice Convention Center at Iowa Events Center in Des Moines. Special speakers at the free event include Iowa Governor Kim Reynolds and Donnell Rehagen, CEO of the National Biodiesel Board. Additional sessions will include roundtable discussions with USDA Chief Economist Seth Meyer and Ernie Goss, chair of regional economics at Creighton University touching on biofuels policy, emerging markets and reducing the carbon footprint. The event begins with a trade show that opens at 7:30 a.m. and runs through 3:30 p.m. Find more information at https://iowarenewablefuelssummit.org. OUR MISSION: Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.